Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2017 Third Quarter Financial Results

-- 13.5% year-over-year increase in home care sales --

New Prague, Minnesota – May 15, 2017 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE MKT: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2017 (“Q3 FY 2017”).

Q3 FY 2017 Highlights

•	Net revenue increased 10.5% to $6.7 million from $6.0 million during the three months ended March 31, 2016 (“Q3 FY 2016”).
•	Gross profit rose 14.8% to $5.3 million from $4.6 million in Q3 FY 2016.
•	Operating income grew 40.9% to $1.0 million from $736,000 in Q3 FY 2016.
•	Net income expanded 38.9% to $648,000, or $0.08 per diluted share, from $467,000, or $0.06 per diluted share, in Q3 FY 2016.
•	Cash flow from operations increased 52.4% to $767,000 from $503,000 in Q3 FY 2016.
•	Field sales employees grew to 35 at the end of Q3 FY 2017 from 29 at the end of Q3 FY 2016.
•	The SmartVest® Airway Clearance System wireless connectivity and patient monitoring solution remains on schedule for June 2017 commercial launch.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In our fiscal third quarter we reported strengthening revenue and net income growth, driven by a 13.5% year-over-year increase in home care sales, reflecting solid performance by our sales and reimbursement teams. We are pleased with our team’s progress as well as the ongoing execution of our growth strategies. We expanded our sales staff, increased payer coverage, won market share, boosted awareness of clinical evidence of bronchiectasis patient outcomes with our solution and advanced product innovations. We are particularly encouraged by the overwhelmingly positive feedback we received from clinicians participating in our SmartVest Connect® wireless connectivity beta testing program this quarter. Finally, we were thrilled to announce our agreement with Monaghan Medical Corporation in February to distribute and sell the Aerobika® Oscillating Positive Expiratory Pressure (OPEP) Device in the U.S. homecare market. With Aerobika OPEP and SmartVest devices, Electromed now offers a continuum of airway clearance therapies for patients to use in their home.”

Ms. Skarvan continued, “We look forward to the commercial launch of our SmartVest Connect® wireless connectivity solution this summer and believe its ease of use will appeal to both clinicians and patients, fostering improved therapy adherence and better patient outcomes. In addition to launching this important connectivity and reporting feature, we intend to continue to invest in the growth of our business by expanding our sales force in the coming quarters, while focusing on sales productivity improvements among current staff. We remain excited about the significant, underpenetrated bronchiectasis market opportunity and dedicated to improving our patients’ quality of life with SmartVest® Airway Clearance while reducing overall healthcare utilization.”

Q3 FY 2017 Review

Net revenue increased 10.5% to $6.7 million in Q3 FY 2017 from $6.0 million in Q3 FY 2016, driven by higher home care revenue. Home care revenue rose 13.5% to $6.1 million in Q3 FY 2017 from $5.4 million in Q3 FY 2016, primarily due to an increase in approvals and referrals, driven by a higher number of field sales employees.

Gross profit increased 14.8% to $5.3 million, or 79.7% of net revenue, in Q3 FY 2017 from $4.6 million, or 76.7% of net revenue, in Q3 FY 2016. The increase in gross profit resulted from increases in domestic home care revenues and a decrease in our manufacturing costs of the SmartVest SQL as compared to the prior fiscal year.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $4.3 million, or 64.1% of revenue, in Q3 FY 2017 compared with $3.9 million, or 64.5% of revenue, in the same period of the prior year. SG&A expenses increased 10.2% to $4.2 million in Q3 FY 2017 from $3.8 million in Q3 FY 2016, primarily due to higher payroll and compensation-related expenses and increased travel, meals and entertainment expenses. R&D expenses totaled $81,000 in Q3 FY 2017 compared to $84,000 in Q3 FY 2016.

Operating income increased 40.9% to $1.0 million in Q3 FY 2017 from $736,000 in Q3 FY 2016, primarily due to increased gross profit, which was partially offset by higher payroll and compensation expenses in sales and administrative positions.

Net income before income tax expense rose 42.3% to $1.0 million in Q3 FY 2017 from $723,000 in Q3 FY 2016.

Net income increased 38.9% to $648,000, or $0.08 per basic and diluted share, in Q3 FY 2017, from $467,000, or $0.06 per basic and diluted share, in Q3 FY 2016. In Q3 FY 2017, income tax expense totaled $380,000, compared to $256,000 in the same period of the prior year.

Year-to-Date FY 2017 Summary

For the nine months ended March 31, 2017, revenue increased 7.4% to $18.6 million from $17.3 million in the same period of fiscal 2017. Gross margins were 78.4%, compared to 77.4% in the same period of the prior year, while net income was $1.3 million, or $0.15 per diluted share, compared to $1.9 million, or $0.23 per diluted share in the same period of the prior year.

Financial Condition

Electromed’s balance sheet at March 31, 2017 included cash of $5.4 million, long-term debt including current maturities of $1.2 million, working capital of $14.6 million, and shareholders’ equity of $18.0 million.

Conference Call

Management will host a conference call on May 16, 2017 at 8:00 am CT (9:00 am ET) to discuss Q3 FY 2017 financial results and other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/15158.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2017	June 30, 2016
	(Unaudited)
Assets
Current Assets
Cash	$5,401,943	$5,123,355
Accounts receivable (net of allowances for doubtful accounts of $45,000)	8,933,426	7,611,437
Inventories	2,587,635	2,480,443
Prepaid expenses and other current assets	491,968	419,616
Income tax receivable	–	192,685
Total current assets	17,414,972	15,827,536
Property and equipment, net	3,288,480	3,375,189
Finite-life intangible assets, net	762,853	904,033
Other assets	101,441	127,759
Deferred income taxes	330,000	343,000
Total assets	$21,897,746	$20,577,517

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$50,203	$46,309
Accounts payable	593,806	589,225
Accrued compensation	917,742	1,489,798
Income taxes payable	17,024	–
Warranty reserve	670,000	660,000
Other accrued liabilities	524,564	287,194
Total current liabilities	2,773,339	3,072,526
Long-term debt, less current maturities and net of debt issuance costs	1,108,921	1,146,395
Total liabilities	3,882,260	4,218,921

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,230,167 and 8,187,112 issued and outstanding at March 31, 2017 and June 30, 2016, respectively	82,302	81,871
Additional paid-in capital	13,923,033	13,549,551
Retained earnings	4,010,151	2,727,174
Total shareholders’ equity	18,015,486	16,358,596
Total liabilities and shareholders’ equity	$21,897,746	$20,577,517

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net revenues	$6,669,638	$6,035,700	$18,587,243	$17,298,995
Cost of revenues	1,357,093	1,408,716	4,020,615	3,913,984
Gross profit	5,312,545	4,626,984	14,566,628	13,385,011

Operating expenses
Selling, general and administrative	4,195,156	3,806,885	11,979,261	10,631,539
Research and development	80,613	84,410	532,255	183,043
Total operating expenses	4,275,769	3,891,295	12,511,516	10,814,582
Operating income	1,036,776	735,689	2,055,112	2,570,429

Interest expense, net of interest income of $4,956, $4,978, $11,925 and $8,525 respectively	8,831	13,064	41,135	51,150
Net income before income taxes	1,027,945	722,625	2,013,977	2,519,279

Income tax expense	(380,000)	(256,000)	(731,000)	(644,000)
Net income	$647,945	$466,625	$1,282,977	$1,875,279

Income per share:
Basic	$0.08	$0.06	$0.16	$0.23
Diluted	$0.08	$0.06	$0.15	$0.23

Weighted-average common shares outstanding:
Basic	8,167,112	8,133,857	8,167,112	8,133,857
Diluted	8,452,942	8,287,237	8,449,201	8,215,472

Electromed, Inc.
Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net income	$1,282,977	$1,875,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	473,813	458,850
Amortization of finite-life intangible assets	89,813	91,815
Amortization of debt issuance costs	10,871	13,672
Share-based compensation expense	373,913	153,465
Deferred taxes	13,000	(337,000)
Loss on disposal of property and equipment	520	38,667
Loss on disposal of intangible assets	111,498	7,848
Changes in operating assets and liabilities:
Accounts receivable	(1,321,989)	(791,915)
Inventories	(65,630)	(220,417)
Prepaid expenses and other assets	(49,140)	(22,711)
Income tax receivable	192,685	(180,785)
Income tax payable	17,024	(122,657)
Accounts payable and accrued liabilities	(323,453)	706,236
Net cash provided by operating activities	805,902	1,670,347

Cash Flows From Investing Activities
Expenditures for property and equipment	(425,838)	(256,806)
Expenditures for finite-life intangible assets	(60,131)	(27,752)
Net cash used in investing activities	(485,969)	(284,558)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(36,473)	(36,397)
Payment of deferred financing fees	(4,872)	(13,520)
Net cash used in financing activities	(41,345)	(49,917)
Net increase in cash	278,588	1,335,872
Cash
Beginning of period	5,123,355	3,598,240
End of period	$5,401,943	$4,934,112

###